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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to §240.14a-12
Beazer Homes USA, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Soliciting Materials Pursuant to Rule 14a-2

The following is the text of a press release issued by Beazer Homes USA, Inc. on December 10, 2004:

Beazer Homes Proposes 3-for-1 Stock Split
and Increase of Annual Cash Dividend

ATLANTA, December 10, 2004—Beazer Homes USA, Inc. (NYSE: BZH) (www.beazer.com) today announced that its Board of Directors has authorized a 3-for-1 split of Beazer Homes common stock in the form of a stock dividend. The stock split is subject to stockholder approval of an increase in the number of shares the Company is authorized to issue.

Stockholders will be asked to vote on an amendment to the Company's certificate of incorporation to increase the number of authorized common shares from 30 million shares to 80 million shares at the Company's annual meeting of stockholders, currently scheduled for February 3, 2005. If Beazer Homes receives the requisite votes to increase the number of authorized shares, the Board of Directors will determine a record date and distribution date for the stock dividend.

The Board of Directors currently intends to continue paying an annual cash dividend of $0.40 per share following the stock split, effectively tripling the annual dividend. The Company's dividend policy will continue to be subject to review by the Board of Directors from time to time.

Ian J. McCarthy, President and Chief Executive Officer of Beazer Homes, said, "The Board of Directors' decision regarding the stock split and effective increase in our cash dividend reflects our continued confidence in the Company's prospects for the future to both invest in the Company's growth and to allocate additional capital to dividends for our shareholders."

For information on the proposal to amend the certificate of incorporation, see Beazer Homes' preliminary proxy statement, which is expected be electronically filed with the Securities and Exchange Commission (SEC) on or around December 10, 2004, and will then be available free of charge at www.sec.gov. As soon as practicable after filing of the preliminary proxy statement, Beazer Homes intends to file a definitive proxy statement regarding the amendment proposal with the SEC and mail the definitive proxy statement to its stockholders. Stockholders of Beazer Homes are urged to read the definitive proxy statement (when it is available) and all of Beazer Homes' annual and quarterly reports at the SEC's website at www.sec.gov. A free copy of the definitive proxy statement and all of Beazer Homes' annual and quarterly reports may also be obtained from Beazer Homes by directing a request to the contact listed below. Beazer Homes and its executive officers and directors may be deemed to be participants in the solicitation of proxies from Beazer Homes' stockholders in favor of the amendment proposal. Information regarding the security ownership and other interests of Beazer Homes' executive officers and directors will be included in the preliminary proxy statement and the definitive proxy statement.

Beazer Homes USA, Inc., headquartered in Atlanta is one of the country's ten largest single-family homebuilders with operations in Arizona, California, Colorado, Delaware, Florida, Georgia, Indiana, Kentucky, Maryland, Mississippi, Nevada, New Jersey, North Carolina, Ohio, Pennsylvania, South Carolina, Tennessee, Texas, Virginia and West Virginia. Beazer Homes also provides mortgage origination and title services to its homebuyers.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements in this release address a variety of subjects including, for example, the stock split and its anticipated benefits and effects. These forward-looking statements represent our expectations or beliefs concerning future events, and it is possible that the results described in this release will not be achieved. For a detailed discussion of these and other cautionary statements, please refer to the filings made by Beazer Homes with the SEC, including, without limitation, the most recent Annual Report on Form 10-K. All forward-looking statements are based upon information available to us on the date of this release. Except as may be required under applicable law, we do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

For more information, contact:

  Leslie H. Kratcoski
  Vice President, Investor Relations & Corporate Communications
  (770) 829-3764
  lkratcos@beazer.com

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Beazer Homes Proposes 3-for-1 Stock Split and Increase of Annual Cash Dividend